UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 7, 2018

P. H. Glatfelter Company

(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 520, York, Pennsylvania		17401

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		717 225 4711

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement.

On September 7, 2018, P. H. Glatfelter Company (the “Company”) entered into a Second Amendment to Second Amended and Restated Credit Agreement (the “Second Amendment”) with certain lenders party thereto (the “Lenders”) and PNC Bank, National Association, in its capacity as administrative agent for the Lenders.  The Second Amendment effectuates certain changes to the Company’s Second Amended and Restated Credit Agreement governing its revolving credit facility, including without limitation to: (a) increase the maximum leverage ratio financial covenant from 3.50 to 1.00 to 4.00 to 1.00 (or, during a “Material Acquisition Period”, from 4.00 to 1.00 to 4.50 to 1.00); (b) revise the definition of Consolidated EBITDA for certain purposes to, among other things, (i) exclude certain non-recurring third party transaction costs related to certain asset dispositions and permitted acquisitions and (ii) increase the maximum amount of certain project management and integration costs that may be excluded from Consolidated EBITDA in relation to permitted acquisitions; (c) revise the definition of Consolidated Total Net Debt to allow full cash netting; and (d) increase the leverage ratio triggering the need to obtain required lender consent to a proposed permitted acquisition.

The description of the agreement set forth above is qualified by reference to the Second Amendment filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed herewith:

10.1Second Amendment to Second Amended and Restated Credit Agreement, dated as of September 7, 2018, by and among P. H. Glatfelter Company, the Lenders party thereto, and PNC Bank, National Association, in its capacity as administrative agent for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

September 7, 2018	By:	/s/ John P. Jacunski

Name: John P. Jacunski
Title: Executive Vice President and Chief Financial Officer